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                                                             EXHIBIT 10.(xxviii)



                           AGREEMENT TO HARVEST TIMBER
                          AND DEVELOP TIMBER PROPERTIES

        THIS AGREEMENT is made on the 30th day of May 1997 by and between Equatorial Resources (Brasil) Ltda., a company organized under the laws of Brazil, established in Irituia City, road BR-010, Km 04, Para, registered on C.G.C. number 01.787.856/0001-50, here represented by the undersigned manager, (hereinafter referred to as "Equatorial") and Terranorte S.A., a company organized under the laws of Brazil, established at Travessa Quintino Bocaiuva, 1210, Belem, Para, registered on C.G.C. number 04.551.042/0001-92, State registered number 15090295-6, represented by Mr. Dario Jose Baleiros Bernardes, Brazilian, married, business administrator, CPF number 109.230.472-04 (hereinafter referred to as "Terranorte") and is made with reference to the following facts:

        WHEREAS, on or about March 2, 1997, Equatorial and Terranorte entered into a letter of intent regarding the joint development of certain timber rural properties located in the forest for harvesting timber in the state of Para, Brazil, including properties owned by Terranorte as well as properties contiguous to or near the properties so owned by Terranorte (the "Terranorte Concessions");

        WHEREAS, under the terms of the letter of intent, the parties outlined three options available to mutually develop the Terranorte Concessions;

        WHEREAS, the parties desire to retain two of the three options through the term of this Agreement so as to provide the greatest degree of flexibility to adapt to changing facts and circumstances;

        WHEREAS, the parties intend by this Agreement to formalize the letter of intent so that their rights and responsibilities may be better defined;



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        NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. The Concessions. The parties hereby agree that the properties subject to this Agreement consist of 18,274.51 hectares of rural properties, with forest areas for harvesting timber, more particularly described in the schedule hereto attached as Exhibit A, which when signed by the parties will become part of this Agreement. Terranorte hereby warrants that it has the right and the necessary authorizations issued by the relevant Brazilian authorities to harvest timber on the above-mentioned properties in an amount sufficient to accomplish its obligations undertaken in this Agreement. Terranorte hereby warrants that it has good and marketable title to the properties described in Exhibit A, which are true and correct copies of which are hereto attached as Exhibit B. Terranorte hereby undertakes to use his best efforts to secure the authorization of the owners of the remaining properties which are anticipated to be included within this Agreement. Such additional properties shall be identified on a schedule to be attached as Exhibit C and shall be modified from time to time to reflect the inclusion of each additional property subject to this Agreement.

        2. Development Options. TERRANORTE, hereby, in consideration of the payment of Twenty-Eight Thousand Reais (RS $28,000), to be paid on the terms and conditions following below, grants to Equatorial the option to elect one or more of the following two options regarding the development of its properties:

               A. Equatorial shall have the right to harvest all of the timber located in TERRANORTE's properties, authorized by the applicable Brazilian authorities and shall pay to Terranorte the price established in Exhibit D, according to each species, subtracting therefrom Ninteen Reais (R$19.00), which is the extraction expenses,with the balance to be paid to TERRANORTE for the of timber harvested.

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               B. Equatorial shall have the right to elect to require Terranorte to employ its own crews to harvest the timber, to be sold to EQUATORIAL, as logs delivered at the Moju River, with first quality, with a circumference of (two hundred) 200 or more, in volume not less than 10.000 m3 (ten thousand cubic meters), legalized and authorized by IBAMA and The Secretary of Finance of The State of Para, by paying the prices below established:

               Massaranduba:        R$ 43.00 by m3

               Jatoba:              R$ 65.00 by m3

               Angelim Vermelho     R$ 40.00 by m3

               Angelim Pedra        R$ 55.00 by m3

               Tatajuba             R$ 65.00 by m3

               Tauari               R$ 31.00 by m3

               During the times that this second option is employed, Terranorte shall be solely responsible for the cost of employing the crews, the cost of reclamation, and for transporting the timber to the Moju River, Para; however, that the transportation expenses after loading at Moju River shall be borne by Equatorial. TERRANORTE agrees that the payment in the amount of R$ 28,000.00 (twenty eight thousand reais), mentioned above, will be credited to EQUATORIAL at the same time that payment is due to TERRANORTE under this option.

     3. Manner of Election; Change of Options. Equatorial may elect any one or more of the foregoing options by notifying Terranorte in writing of the option it so elects. Equatorial shall also have the right to elect different options with respect to each property comprising the Terranorte Concessions and to change the option or options under which harvesting operations under this Agreement will be conducted by notifying Terranorte in writing of its election to change. Such change will become effective within thirty days of notification by TERRANORTE.

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     4.   Designation of Export Agent.   Both parties hereby designate
   Equatorial Resources (Brasil) Ltda. as their exclusive export agent with respect to all products produced and sold pursuant to this Agreement.

     5.   Covenants of Terranorte.   Terranorte hereby covenants and agrees
   as follows:

               A. It has good and marketable title to harvest the property and all vegetation, according to the laws relating to harvesting and forestation, identified on the schedule attached hereto as Exhibit A and has the sole right to enter into this Agreement without the necessity of securing the consent of any third party;

               B. It has obtained all requisite licenses, including authorization from IBAMA, to conduct the operations contemplated by this Agreement;

               C. Equatorial will not be required to obtain any further authorization from any third party to engage in the activities contemplated by Paragraph 2.A. or B. above, including the consent of IBAMA.

               D. It has not entered into any other agreement regarding the Terranorte Concessions which would conflict with the rights granted to Equatorial pursuant to this Agreement;

               E. The performance of each and every obligation required to be performed by Terranorte under this Agreement will not result in a breach now or in the future of any agreement or covenant entered into or made by Terranorte;

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               F.   It will warrant and defend title to the timber to be
acquired by Equatorial pursuant to this Agreement.

        6.   Covenants of Equatorial.   Equatorial warrants and agrees
as follows:

               A. Equatorial has requisite authority to enter into this Agreement and to perform each and every condition required on its part to be performed pursuant to this Agreement;

               B. This Agreement and the obligations required to be performed by Equatorial have been approved by its Board of Directors;

               C. There are no other consents or actions required to be obtained in order to bind Equatorial pursuant to this Agreement;

               D. The performance of each and every obligation required to be performed by Equatorial under this Agreement will not result in a breach now or in the future of any agreement or covenant entered into or made by Equatorial;

               E. During any period in which Equatorial has elected to develop all or any part of the Terranorte Concessions pursuant to Paragraph 2.A., Equatorial will provide an accounting to Terranorte on a quarterly basis of the timber harvested by Equatorial;

               F. Terranorte shall have the right to inspect that portion of Equatorial's books and records which pertain to the amount of timber harvested by Equatorial on the Terranorte Concessions.

               G. EQUATORIAL's rights under this Agreement will become good and valuable only after full payment of the specified prices to TERRANORTE.

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        7. Reciprocal Duties. Both parties to this Agreement warrant and agree to exercise a duty of utmost care and disclosure and to act as fiduciaries towards one another with respect to the operations subject to this Agreement. It is understood and agreed that Terranorte shall deal exclusively with Equatorial with respect to the harvesting of timber on the Terranorte Concessions. The foregoing duties shall not, however, require either party to offer the other party a right of first refusal to participate in any other activity on properties other than the Terranorte Concessions or to require Terranorte to offer to Equatorial the right to participate in any other business activities conducted on the portion of the Terranorte Concessions owned by it. Notwithstanding the foregoing, Terranorte hereby acknowledges that it has engaged in preliminary discussions with Equatorial regarding the possibility of entering into an agreement for the development of pepper and/or other spices, but that an agreement regarding such joint enterprise has not yet been reached.

        8. Term. The term of this Agreement shall be for ten years and shall be automatically renewed for equal ten-year terms, unless one of the parties notifies the other of its intention to terminate the agreement at least one year prior to the scheduled renewal date. This Agreement may not be unilaterally terminated by Terranorte pursuant to this Paragraph in the event that Equatorial has elected to operate one or more of the properties comprising the Terranorte Concessions under Paragraph 2.B. and Terranorte has not actively conducted harvesting operations due to force majeure or otherwise.

        9.   Taxes.   Except as set forth in Paragraph 2. above, both
parties agree to be responsible for any and to pay all taxes due and payable by each of them by virtue of their participation in this Agreement, including but not limited to income tax, ICMS taxes and other relevant taxes.

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        10.   Notices.   Any and all notices shall be deemed given if
in writing and mailed postage prepaid, messengered, and/or sent by facsimile with a hard copy mailed postage prepaid and addressed as follows:

               A.  If to Terranorte:
                     At.: Sr. Dario Jose Balieiro Bernardes
                     Travessa Quintino Bocaiuva, 1210
                     Belem, Para - Brasil
                     Facsimile 223-2280/223-2200

               B.  If to Equatorial:

                     c/o Nevada Manhattan Mining
                     5038 N. Parkway Calabasas
                     Suite 100
                     Calabasas, California 91302
                     Facsimile 001-310-443-3281

        11.   Official Version.   This Agreement has been prepared in both the
English and Portuguese languages solely for the convenience of the parties.
In the event of any inconsistencies in the interpretation of the two versions, the Portuguese version shall be considered the official version for resolving any disputes between the parties.

        12. Venue. In the event of any dispute between the parties or question of interpretation under this Agreement, the parties agree to submit the matter to the appropriate judicial tribunal located in the Capital of the State of Para, Brasil. The parties hereby waive any right to challenge the jurisdiction or venue of such tribunal.

        13.   Interpretation.   This Agreement and the rights and
responsibilities of the parties shall be governed in accordance with the laws of Brazil.

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        14. Representation. Both parties hereby acknowledge that they have been represented by counsel of their choice in this matter, have had an opportunity to review the terms and conditions of this Agreement, have asked questions of their counsel as to any language contained herein which they did not understand, and have received a satisfactory explanation from counsel so that they understand their respective rights and obligations under this Agreement. The parties further represent and warrant that they are entering into this Agreement under their own free will and not under duress.

        15. Indemnification. Each party will indemnify and hold the other party harmless from and against any loss, claim, damage, cost, or liability insofar as any such loss, claim, damage, cost, or liability results from any act or omission of such party.

        16.   Successors and Assigns.   This Agreement shall be binding upon
the parties and their respective agents, servants, employees, directors, officers, attorneys, accountants, successors, and assigns.

        17.   Severability.   In the event any provision in this Agreement is
held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions to this Agreement shall not be affected or impaired.

        18.   Integration.   This Agreement represents the entire understanding
reached by the parties with respect to the subject matter hereof.   Any prior
understandings, agreements, or documents which are inconsistent with this Agreement are hereby merged into and superseded by this Agreement.

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        19.   Amendments.   Any amendment to this Agreement shall be in
writing and signed by the party to be charged before such amendment may revise, amend, or augment the terms of this Agreement.


                                                    The parties by an authorized
representative hereby sign this Agreement, in counterpart, before the witnesses below, on the date hereinabove first written.

                                                   EQUATORIAL RESOURCES (BRASIL)
                                                   LTDA.

                                                   By:____/S/__________________
                                                      [IGNATIUS Z. THEODOROU]
                                                      EQUATORIAL RESOURCES
                                                      (BRASIL) LTDA.

                                                      _____/S/_________________
                                                      [DARIO BERNARDES]
                                                      TERRANORTE S.A.








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